Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-227491, 333-227513, and 333-249022 on Form S-3 and Registration Statement Nos. 333-272384, 333-267539, 333‐213888, 333‐220517, 333‐227490, 333-233499, 333‐236925, 333-248992, and 333-259700 on Form S‐8 of our reports dated September 21, 2023, relating to the financial statements of Nutanix, Inc. and the effectiveness of Nutanix, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10‐K for the year ended July 31, 2023.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

September 21, 2023